WAIVER OF SURRENDER CHARGES RIDER


This rider forms a part of the Policy and is subject to its terms except to the extent this rider changes the terms. The effective date of this rider is the Policy Date shown on the Policy Schedule.

WAIVER OF SURRENDER CHARGES

After the first Policy Anniversary, the Surrender Charge may be waived in the following circumstances. These circumstances are in addition to the waiver situations set forth in the Policy.

a) Confinement: The Surrender Charge will not apply if: (1) You are confined in a long term care facility, skilled or intermediate nursing facility or hospital; (2) You have been so confined for at least [90 consecutive days];
     (3) a Physician certifies that confinement is required because of sickness or injury; and (4) You were not so confined on the Policy Date. Proof of confinement will be required in a form satisfactory to Us.

b) Total Disability: The Surrender Charge will not apply if: (1) You are totally disabled; (2) You have been so disabled for at least [90 days]; (3) a Physician certifies that You are totally disabled; and (4) You were not so disabled on the Policy Date. Proof of disability will be required in a form satisfactory to Us.

c) Involuntary Unemployment: The Surrender Charge will not apply if: (1) You were employed on a "full time" basis (working at least 17 hours per week) on the Policy Date; (2) Your employment was terminated by Your employer;
     (3) You remain unemployed for at least [90 days]; and (4) You certify in writing at the time You make Your surrender request that You are still unemployed.

d) Divorce: The Surrender Charge will not apply if: (1) You were married on the Policy Date; (2) subsequent to the policy Date a divorce proceeding is filed; and (3) You certify in writing at the time You make Your surrender request that You are now divorced.

The proof required for circumstances a and b above will include, but is not limited to, certification by a licensed medical practitioner performing within the scope of his/her license. The licensed medical practitioner may not be You, the Primary Insured, or a parent, spouse, child, stepchild, grandparent, grandchild, sibling or in-law of You or the Primary Insured.

                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                    Secretary


VL66                                                                    (5/98)